The transactions pursuant to the joint share transfer described in this document involve securities of a Japanese company. The joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in the open market or through privately negotiated purchases. This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Online Disclosure Matters Related to Notice of Convocation for
Extraordinary General Meeting of Shareholders and General
Meeting of Class Shareholders by Common Stock Holders

Agenda Item 1     Approval of Share Transfer Plan with The Aomori Bank, Ltd.

Matters for Online Disclosure

The following matters from “1. Content of financial statements, etc. for the most recent business year (ended March 2021)” under “5. Matters Concerning The Aomori Bank” in the Notice of Convocation, p. 71)

The Aomori Bank, Ltd.

(Non-consolidated Financial Statements)

Statement of Changes in Net Assets	……	3
Notes to Non-consolidated Financial Statements	……	5

(Consolidated Financial Statements)

Consolidated Statement of Changes in Net Assets	……	16
Notes to Consolidated Financial Statements	……	18

(April 1, 2020 through March 31, 2021)

The Michinoku Bank, Ltd.

The above matters are provided to shareholders via the Bank’s website (https://www.michinokubank.co.jp/) in accordance with laws and regulations and Article 20 of the Articles of Incorporation.

Statement of Changes in Net Assets for the 113th Term

(April 1, 2020 through March 31, 2021)

(units: ¥ million)

	Shareholders’ equity
	Stated capital	Capital surplus
		Capital reserve	Total capital surplus
Opening balance	19,562	12,916	12,916
Changes of items during period
Distribution of surplus
Provision of general reserve
Current net income
Acquisition of treasury shares
Disposal of treasury shares
Reversal of land revaluation surplus
Changes of items other than shareholders’ equity during period (net)
Total changes of items during period	―	―	―
Closing balance	19,562	12,916	12,916

(units: ¥ million)

	Shareholders’ equity
	Retained earnings				Treasury shares	Total shareholders’ equity
	Legal retained earnings	Other retained earnings		Total retained earnings
		General reserve	Retained earnings brought forward
Opening balance	6,646	55,000	2,257	63,903	(791)	95,590
Changes of items during period
Distribution of surplus			(1,019)	(1,019)		(1,019)
Provision of general reserve		500	(500)
Current net income			2,166	2,166		2,166
Acquisition of treasury shares					(1)	(1)
Disposal of treasury shares					10	10
Reversal of land revaluation surplus			68	68		68
Changes of items other than shareholders’ equity during period (net)
Total changes of items during period	―	500	715	1,215	8	1,223
Closing balance	6,646	55,500	2,972	65,118	(783)	96,813

(units: ¥ million)

	Valuation and translation adjustments				Total net assets
	Net unrealized gains on available-for-sale securities	Net deferred losses on hedging instruments	Land revaluation surplus	Total valuation and translation adjustments
Opening balance	6,836	(3,670)	2,453	5,618	101,209
Changes of items during period
Distribution of surplus					(1,019)
Provision of general reserve
Current net income					2,166
Acquisition of treasury shares					(1)
Disposal of treasury shares					10
Reversal of land revaluation surplus					68
Changes of items other than shareholders’ equity during period (net)	5,296	2,145	(68)	7,374	7,374
Total changes of items during period	5,296	2,145	(68)	7,374	8,597
Closing balance	12,132	(1,525)	2,385	12,993	109,807

Notes to Non-consolidated Financial Statements

All amounts shown are rounded down to the nearest million yen.

Material accounting policy

1.	Standards and methods of valuation of trading account securities

Trading account securities are valued by the market value method (the cost of securities sold is determined by the moving average method).

2.	Standards and methods of valuation of securities
(1)	In terms of securities, bonds that are intended to be held to maturity are valued by the amortized cost method (straight line method) based on the moving average method, shares of subsidiaries and subsidiary corporations, etc. are valued by the cost method based on the moving average cost method, and other securities are valued by the market value method based on the market price, etc. on the closing date, in principle (the cost of securities sold is determined by the moving average method). However, the cost method based on the moving average method is used when the market price is recognized as being extremely difficult to determine.
Valuation differences for other securities are reported directly as a separate component of shareholders’ equity.
(2)	Securities managed as the trust assets of an independently managed monetary trust whose main purpose is the management of securities are valued by the market value method.
3.	Standards and methods of valuation of derivatives transactions

Derivatives transactions are valued by the market value method.

4.	Method of depreciation of fixed assets
(1)	Tangible fixed assets (excluding leased assets)

Depreciation of tangible fixed assets is calculated by the straight line method.

The usable life of principal assets is as follows.

Buildings: 3 to 50 years

Other: 3 to 32 years

(2)	Intangible fixed assets (excluding leased assets)

Depreciation of intangible fixed assets is calculated by the straight line method. Depreciation of software for internal use is calculated based on the usable life of the software at the Bank (i.e., three to five years).

(3)	Leasing assets

Depreciation of leasing assets included under “tangible fixed assets” and “intangible fixed assets” with regard to finance leases not subject to ownership transfer is calculated by the straight line method where the lease period is the usable life. The residual value is the amount guaranteed based on the residual amount guarantee in the lease agreement, if any. If a residual value guarantee is not provided, the residual value is zero.

5.	Standard for converting foreign-denominated assets and liabilities into Japanese currency

Foreign-currency denominated assets and liabilities are converted into Japanese yen at the exchange rate as of the closing date.

6.	Standards for recording reserves
(1)	Reserve for possible loan losses

The reserve for possible loan losses is recorded as follows in accordance with the standards for depreciation and reserves determined in advance.

Claims against a debtor with respect to which bankruptcy, special liquidation, or other legal business failure has arisen (the “Bankrupt Debtor”) and a debtor in equivalent circumstances (the “Substantive Bankrupt Debtor”) are recorded as the remainder after deducting the estimated disposable amount of the security and the estimated recoverable amount based on the guarantee from the book value after direct write-off pursuant to the note at the end of this Subparagraph (1). Claims against a debtor who does not currently have a failed business, but is recognized as having a high possibility of being subject to a business failure in the future (the “Potential Bankrupt Debtor”) are recorded as the amount considered necessary upon comprehensive evaluation of the debtor’s ability to pay, which is a portion of the remainder after deducting the estimated disposable amount of the security and the estimated recoverable amount on the guarantee from the claim amount (that remainder, the “Total Unsecured Amount”). Specifically,

(i)	for major debtors whose Total Unsecured Amount is equal to or greater than a certain amount, after estimating the recoverable amount through cash-flow based on comprehensive evaluation of the debtor’s circumstances, the reserve for possible loan losses is recorded as the remainder after deducting that cash-flow from the Total Unsecured Amount (the cash-flow deduction method); and

(ii)       for other debtors, the reserve for possible loan losses is recorded as the amount obtained by multiplying the Total Unsecured Amount by the projected future loss rate calculated based on the past actual loan loss rate, etc. over a certain period.

For other debtors, the amount recorded is mainly the projected loss amount over the subsequent one-year or three-year period, which is calculated using the loss rate based on the average actual past loan losses over a certain period, based on loan losses over a one-year or three-year period.

All claims are assessed first by the sales-related departments and then by the asset assessment department based on the self-assessment criteria for assets. The asset auditing division, which is independent of those two departments, also audits the results of the assessments.

Note that for secured or guaranteed claims against the Bankrupt Debtor or the Substantive Bankrupt Debtor, the difference of the claim amount less the assessed value of the security and the recoverable amount of the guarantee is directly written off from the claim amount as the estimated uncollectible amount. That amount is ¥3,364 million.

(2)	Reserve for bonuses

In preparation for employee bonus payments, the reserve for bonuses is recorded as the portion of the expected amount to be paid to employees as bonuses that is attributable to this business year.

(3)	Reserve for directors’ bonuses

In preparation for director bonus payments, the reserve for directors’ bonuses is recorded as the portion of the expected amount to be paid to directors as bonuses that is attributable to this business year.

(4)	Reserve for retirement benefits

The necessary amount of the reserve for retirement benefits is recorded based on the estimated amount of retirement benefit obligations and pension assets at the end of this business year, in preparation for the payment of retirement benefits to employees. In calculating retirement benefit obligations, the estimated amount of retirement benefits to be paid is attributed to the period until the end of this business year by the method given in the benefit calculation standards. Profit and loss from actuarial calculation differences are accounted for as follows.

Actuarial calculation differences are prorated by the straight line method over a certain number of years (twelve years) not exceeding the average period of employment remaining for employees in the business year in which the expense arises, and recorded as profit or loss from the next business year.

(5)	Reserve for benefit trust

In preparation for the delivery of shares of the Bank to directors, etc. based on the rules for granting shares, the reserve for benefit trust is recorded as the necessary amount based on the expected amount of benefit trust obligations.

(6)	Provision for reimbursement of deposits

In preparation for reimbursement requests from depositors for deposits no longer recorded as liabilities, the provision for reimbursement of deposits is recorded as the necessary amount based on the estimated loss from future reimbursement requests.

7.	Hedge accounting method
(1)	Interest rate risk hedging

The deferral hedge method provided for in Accounting and Auditing Treatment of Application of Accounting Standard for Financial Instruments in Banking Industry (JICPA Industry Committee Practical Guidelines No. 24 of October 8, 2020; the “Industry Committee Practical Guidelines No. 24”) is used as the hedge accounting method for interest rate risk arising from financial assets and liabilities. For hedging transactions that set off market volatility, the effectiveness of the hedge is evaluated by grouping and identifying the hedged deposits, loans and bills discounted, etc. and the interest rate swaps, etc. that are the hedging instruments based on a certain (remaining) period. The effectiveness of hedging transactions that fix cash-flow is evaluated by verifying the correlation between the factors that cause interest rate fluctuations for hedged items and the hedging instruments.

(2)	Exchange rate risk hedging

The deferral hedge method provided for in Accounting and Auditing Treatment of Accounting for Foreign Currency Transactions in the Banking Industry (JICPA Industry Committee Practical Guidelines No. 25 of October 8, 2020; “Industry Committee Practical Guidelines No. 25”) is used as the hedge accounting method for exchange rate risk arising from foreign-currency denominated financial assets and liabilities. The effectiveness of the hedge is evaluated by confirming the existence of the equivalent of the foreign currency position of hedging instruments that are appropriate to the foreign-currency denominated monetary claims and obligations, etc. that are the hedged items, with currency swap transactions and exchange rate swap transactions, etc. for the purpose of offsetting foreign currency risk in foreign-currency denominated monetary claims and obligations, etc. as the hedging instruments.

8.	Accounting treatment for Consumption Tax, etc.

The accounting treatment for consumption tax and local consumption tax (“Consumption Tax, etc.”) is the tax exclusion method. However, non-deductible Consumption Tax, etc. with respect to tangible fixed assets is recorded as an expense in this business year.

Principles and procedures of accounting treatment adopted when the relevant accounting standards are unclear

Profit or loss on termination of investment trusts

Profit on the termination of investment trusts is recorded as “interest and dividends on securities” under “interest income” for each stock, while loss on the termination of investment trusts is recorded in net as “other operating expenses.”

Material accounting estimates

The items for which an amount is recorded in the financial statements based on accounting estimates for this business year and that may have a material effect on the financial statements for the next business year are as follows. It was assumed that the impact of the COVID-19 pandemic on the economy would continue as before through this business year, and given that the COVID-19 pandemic has continued as before, that assumption has been modified to the effect that it will continue for a further one-year period.

Reserve for possible loan losses

1.	Amount recorded in financial statements for this business year

Reserve for possible loan losses: ¥7,398 million

2.	Information for understanding the content of material accounting estimates regarding the identified items
(1)	Calculation method

The method of calculating the reserve for possible loan losses is stated in 6. Standards for recording reserves in Material accounting policy.

(2)	Major assumptions

The major assumptions are the “expected future performance of borrowers in determining debtor category.” The “expected future performance of borrowers in determining debtor category” is established based on separate evaluations of each debtor’s earning capacity, finances, business improvement plan, etc.

(3)	Effect on financial statements for the next business year

The impact of the COVID-19 pandemic on the economy is identified as affecting the credit risk of the Bank’s loans and bills discounted, etc. to a certain degree. Debtor categories are determined by considering currently available information that affects the estimate. There is uncertainty regarding those assumptions, and it is possible that there will be an increase or decrease in the loss in the next business year due to changes in individual borrowers’ business performance due to the status of the COVID-19 pandemic and its impact on the economy.

Change in indication method

Adoption of Accounting Standard for Disclosure of Accounting Estimates

The Bank has adopted the Accounting Standard for Disclosure of Accounting Estimates (ASBJ Statement No. 31 of March 21, 2020) from the end of this business year, and has included a note regarding material accounting estimates.

Additional information

1.       Accounting estimates other than “material accounting estimates” on items that may affect the financial condition or business performance are determined as follows.

Deferred tax assets

The impact of the COVID-19 pandemic on the economy is identified as affecting expected future taxable income to a certain degree. Future taxable income is calculated by considering currently available information that affects the estimate. The Bank expects stable taxable income every business year from the next business year onward, but if there is any change in the status of the COVID-19 pandemic or its impact on the economy, tax costs may increase or decrease due to an increase or decrease in taxable income.

2.       The Bank has adopted the Revised Accounting Standard for Accounting Policy Disclosures, Accounting Changes and Error Corrections (ASBJ Statement No. 24 of March 31, 2020) for the financial statements as at the end of this business year, and has disclosed the “Principles and procedures of accounting treatment adopted when the relevant accounting standards are unclear.”

3.       Performance-linked stock-based compensation system

(1)       Outline of the transaction

In order to clarify the link between the compensation of the Bank’s directors, etc. and the Bank’s business performance and share price, and to increase the desire of directors, etc. to improve the Bank’s medium- to long-term performance and maximize corporate value, the Bank introduced a performance-linked stock-based compensation system (the “System”).

Under the System, shares of the Bank are acquired by a fund using money provided by the Bank, and shares, etc. of the Bank are delivered to the directors, etc. through the fund based on their individual role, achievement of performance targets, and other factors.

(2)       Shares of the Bank remaining in the fund

Shares of the Bank remaining in the fund are recorded as treasury shares under shareholders’ equity. There are 91,000 such treasury shares as of the end of this business year, with a book value of ¥321 million.

Notes

(Notes on the balance sheet)

1.   Total shares of affiliated companies: ¥2,372 million

2.	Securities loaned under lending agreements as unsecured loans (bond loan transaction) includes ¥78,452 million in national government bonds recorded under “Securities.”
3.	Loans and bills discounted includes loans to Bankrupt Debtors in the amount of ¥242 million and overdue loans of ¥20,203 million.

Loans to Bankrupt Debtors are loans and bills discounted that were not recorded as accrued interest because there was no prospect of the interest or principal being collected or repaid due to reasons such as principal and interest payments having been in arrears for a significant period (excluding bad debt written off; “Loans Exclusive of Accrued Interest”) and with respect to which an event under Article 96, paragraph (1), item (iii)(a) through (e) or item (iv) of the Order for the Enforcement of the Corporation Tax Act (Cabinet Order No. 97 of 1965) has occurred.

Overdue loans are Loans Exclusive of Accrued Interest, excluding loans and bills discounted to Bankrupt Debtors and loans and bills discounted on which interest is deferred for management restructuring or support of the debtor.

4.	Loans and bills discounted that are overdue by three months or more come to ¥64 million.

Loans and bills discounted that are overdue by three months or more are loans and bills discounted for which the principal and interest payments are in arrears by three months or more from the day after the agreed payment date, and do not constitute loans to Bankrupt Debtors or overdue loans.

5.	The value of restructured loans is ¥3,718 million.

Restructured loans are loans and bills discounted for which a reduction or exemption of interest, extension of interest payments, extension of principal repayments, or abandonment of claim, or other terms favorable to the debtor have been granted for management restructuring or support of the debtor, and that do not constitute loans to Bankrupt Debtors, overdue loans, or loans overdue by three months or more.

6.	The total of loans to Bankrupt Debtors, overdue loans, loans overdue by three months or more, and restructured loans is ¥24,229 million.

The amounts in Paragraphs 3 through 5 above and this Paragraph 6 are amounts before deduction of the reserve for possible loan losses.

7.	Bill discounting is treated as a financial transaction pursuant to Industry Committee Practical Guidelines No. 24. The Bank is entitled to freely dispose of commercial bills so accepted by sale or (re)securitization, but the face value of those bills is ¥1,802 million.

8.       The assets provided as security are as follows.

Assets provided as security

Securities	¥474,714 million
Loans and bills discounted	¥278,879 million

Liabilities corresponding to secured assets

Deposits	¥9,970 million
Guarantee deposit received under securities lending transactions	¥103,423 million
Borrowed money	¥522,500 million

In addition to the foregoing, other assets of ¥20,000 million are provided as security for foreign exchange settlement, etc. transactions.

Other assets include ¥23 million in guarantees.

9.       Overdraft agreements and commitment line agreements are agreements under which the Bank promises to lend funds up to a certain limit upon a drawdown request by the customer, unless the customer has breached the terms of the agreement. The undrawn loan amount under those contracts is ¥430,940 million. The amount under those contracts with the original agreement period ending within one year or that can be terminated unconditionally at will is ¥420,002 million. Because many of those agreements end without the loan amount being drawn down, the undrawn loan amount does not necessarily affect the Bank’s future cash flow. Many of those agreements include clauses to the effect that, if a change in financial conditions, preservation of claims, or a similar event occurs, the Bank may refuse to advance the requested funds or reduce the maximum contracted amount. In addition, the Bank demands real estate, securities, or other collateral as necessary when entering into the agreement, and after entering into the agreement, the Bank periodically tracks customers’ circumstances based on internal procedures established in advance and reviews the agreements, takes measures to preserve its credit, and the like as necessary.

10.	The Bank revalues land for business purposes in accordance with the Act on Revaluation of Land (Act No. 34 of March 31, 1998) and records the amount equivalent to tax payable on the revaluation difference as a liability under “Deferred tax liabilities for land revaluation,” and records the amount less that liability as a net asset under “Land revaluation surplus.”

Date of revaluation: March 31, 2001

Method of revaluation specified in Article 3, paragraph (3) of the Act on Revaluation of Land

Calculations are made based on the value calculated using the method for calculating land value determined and published by the Commissioner of the National Tax Agency provided for in Article 2, item (iv) of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998), which is the basis of the calculation of taxable value for the purpose of land tax provided for in Article 16 of the Land Value Tax Act (Act No. 69 of 1991), with reasonable adjustments for land shape, corner lots, small entrances, and the like.

Difference between the total market value as of the end of this business year of land for business purposes revalued by the method specified in Article 10 of the Land Value Tax Act and the total book value of that land after revaluation: ¥5,585 million

11. Cumulative depreciation of tangible fixed assets	¥27,119 million
12. Reduction entry of tangible fixed assets	¥1,087 million
13.	Of the bonds recorded under “Securities,” the value of the Bank’s guarantee obligations with respect to bonds arising from the private placement of securities (Article 2, paragraph (3) of the Financial Instruments and Exchange Act) is ¥18,790 million.
14. Total monetary claims against affiliated companies	¥15,037 million
15. Total monetary obligations to affiliated companies	¥10,552 million

(Notes on the statement of income)

1.       Profit and loss from transactions with affiliated companies

Total profit from funds management transactions	¥63 million
Total profit from service transactions, etc.	¥24 million
Total profit from other business/other current transactions	¥35 million

Cost of transactions with affiliated companies

Total cost of financing transactions	¥0 million
Total cost of service transactions, etc.	¥437 million
Total cost of other business/other current transactions	¥526 million

2.	When calculating impairment loss, the Bank groups commercial stores on the basic unit of one store (for commercial groups that collaborate on operations, the unit is the group), and other recreational facilities on the basis of independent units, for the purpose of management accounting. The head office, administrative center, company housing and dormitories within Aomori prefecture, and employee welfare facilities are considered shared assets as they do not produce independent cash flows.

As a result, impairment loss is calculated as follows for assets for which there is no prospect of recovering the investment due to a reduction in cash flow from reduced operating profit or due to a continued decrease in land value.

Region	Main purpose	Type	Impairment loss
In Aomori prefecture	Commercial stores, etc.	Land and buildings (8 locations)	¥148 million
	Recreational facilities	Land and buildings (3 locations)	¥88 million
Outside Aomori prefecture	Commercial stores, etc.	Land and buildings (2 locations)	¥7 million
Total: ¥244 million (inc. buildings: ¥49 million) (inc. land: ¥194 million)

The recoverable amount of asset groups is measured by net sales value, after deducting the expected cost of disposal from the amount evaluated pursuant to the Real Estate Appraisal Standards (amended July 3, 2002 by the Ministry of Land, Infrastructure, Transport and Tourism).

3.       The following is an itemization of the material transactions with related parties.

Affiliation	Name	Address	Capital stock or contributions (¥ million)	Description of business	Share of voting rights held (%)	Description of relationship		Description of transaction	Transaction amount (¥ million)
						Concurrent appointment of directors, etc. (persons)	Operating relationship
Subsidiary	Aogin Confidence Guarantee Co., Ltd.	Aomori-shi, Aomori	30	Credit guarantee business for housing loans	100	0	Guarantee of home loans	Guaranteed debts	363,150

Note All transactions with Aogin Confidence Guarantee Co., Ltd. are ordinary transactions conducted under the same conditions as general transactions.

(Notes on the statement of changes in net assets)

Matters related to the class and number of treasury shares

(units: thousand shares)

	Number of shares as of the start of this business year	Increase in shares during this business year	Decrease in shares during this business year	Number of shares as of the end of this business year	Remarks
Treasury shares
Common stock	223	0	2	220	Notes 1, 2, and 3
Total	223	0	2	220

Note 1. Treasury shares of common stock include 94,000 shares held by the director compensation BIP trust as of the start of this business year, and 91,000 shares as of the end of this business year.

2.   The increase in treasury shares of common stock is due to the acquisition of shares of less than one unit.

3.   The decrease in treasury shares of common stock is due to the delivery of shares of the Bank held by the director compensation BIP trust.

(Notes on securities)

Includes “National government bonds,” “Local government bonds,” “Corporate bonds,” “Shares,” and “Other securities” in the balance sheet.

1.       Available for sale securities (as at March 31, 2021)

Valuation difference included in profit and loss for this business year (¥ million)
Available for sale securities	―

2.       Bonds held to maturity (as at March 31, 2021)

	Type	Amount recorded in balance sheet (¥ million)	Market value (¥ million)	Difference (¥ million)
Bonds with a market value greater than the balance sheet value	Local government bonds	165,717	165,961	244
	Corporate bonds	17,680	17,845	165
	Other	18,962	19,041	78
	Subtotal	202,359	202,848	488
Bonds with a market value not greater than the balance sheet value	Local government bonds	35,138	35,082	(55)
	Corporate bonds	1,073	1,061	(12)
	Other	9,628	9,572	(55)
	Subtotal	45,840	45,717	(123)
Total		248,200	248,565	365

3.       Shares of subsidiaries and subsidiary corporations, etc. and shares of affiliated corporations, etc. (as at March 31, 2021)

	Amount recorded in balance sheet (¥ million)	Market value (¥ million)	Difference (¥ million)
Shares of subsidiaries and subsidiary corporations, etc.	-	-	-
Shares of affiliated corporations, etc.	-	-	-
Total	-	-	-

Note Shares of subsidiaries and subsidiary corporations, etc., and affiliated corporations, etc. for which the market value is extremely difficult to determine

Amount recorded in balance sheet (¥ million)
Shares of subsidiaries and subsidiary corporations, etc.	2,372
Shares of affiliated corporations, etc.	―
Total	2,372

Because no market price exists or the market value is extremely difficult to determine, these items are not included in “Shares of subsidiaries and subsidiary corporations, etc.” in the table above.

4.       Other securities (as at March 31, 2021)

	Type	Amount recorded in balance sheet (¥ million)	Transaction costs (¥ million)	Difference (¥ million)
Items whose balance sheet value is greater than the acquisition price	Shares	11,626	5,587	6,038
	Bonds	289,438	283,498	5,939
	National government bonds	157,288	153,303	3,984
	Local government bonds	66,335	65,016	1,319
	Corporate bonds	65,813	65,179	634
	Other	125,311	117,531	7,779
	Foreign securities	52,840	51,742	1,098
	Other	72,470	65,788	6,681
	Subtotal	426,375	406,617	19,757
Items whose balance sheet value is not greater than the acquisition price	Shares	1,598	2,035	(437)
	Bonds	116,079	117,421	(1,342)
	National government bonds	25,097	25,758	(660)
	Local government bonds	79,216	79,841	(624)
	Corporate bonds	11,765	11,822	(56)
	Other	42,529	43,107	(578)
	Foreign securities	28,608	28,690	(82)
	Other	13,920	14,416	(496)
	Subtotal	160,206	162,564	(2,358)
Total		586,582	569,182	17,399

Note Other securities for which the market value is extremely difficult to determine

Amount recorded in balance sheet (¥ million)
Shares	1,645
Other	658
Total	2,303

Because no market price exists or the market value is extremely difficult to determine, these items are not included in “Other securities” in the table above.

5.   Bonds held to maturity sold in this business year (April 1, 2020 to March 31, 2021)

N/A

6.   Other securities sold in this business year (April 1, 2020 to March 31, 2021)

	Sale amount (¥ million)	Total profit on sale (¥ million)	Total loss on sale (¥ million)
Shares	1,946	965	24
Bonds	6,164	83	111
National government bonds	6,164	83	111
Other	29,763	356	981
Foreign securities	12,073	100	107
Other	17,689	256	874
Total	37,874	1,405	1,118

7.   Impaired securities

Securities other than securities available for sale (excluding securities for which the market price is extremely difficult to determine) for which the market value is significantly lower than the acquisition price, and there is no prospect of the market value recovering to the acquisition price, are recorded on the balance sheet at the market value and the difference on valuation is treated as a loss in this business year (“Impairment”).

The amount of Impairment for this business year is ¥459 million (shares).

If the market value falls to 50% of the acquisition price or less, Impairment is conducted (with consideration for the financial condition of the issuer in the case of bonds), unless the market value is 30% or more of the acquisition price and there is a prospect of it recovering to 50% or more.

(Notes on money held in trusts)

Money held in trusts for investment (as at March 31, 2021)

	Amount recorded in balance sheet (¥ million)	Valuation difference included in profit and loss for the current business year (¥ million)
Money held in trusts for investment	5,000	―

(Notes on tax effect accounting）

The following is an itemization of the main causes of deferred tax assets and deferred tax liabilities.

Deferred tax assets

Reserve for possible loan losses	2,288	¥ million
Reserve for retirement benefits	528
Amount in excess of depreciation limit	461
Depreciation of securities	308
Reserve for bonuses	156
Other	1,609
Deferred tax assets subtotal	5,352
Valuation allowance for total future deductible temporary differences, etc.	(1,776)
Valuation allowance subtotal	(1,776)
Total deferred tax assets	3,576

Deferred tax liabilities
Net unrealized gains on available-for-sale securities	(5,266)
Total deferred tax liabilities	(5,266)
Net deferred tax liabilities	(1,690)	¥ million

(per share)

Net assets per share	¥5,411.55
Current net income per share	¥106.76

Note	The shares of the Bank held by the director compensation BIP trust recorded as treasury shares under shareholders’ equity are included in the treasury shares deducted from the calculation of the number of shares as of the end of the business year and the average number of shares during the business year for the purpose of calculating the net assets per share and current net income per share.

The number of deducted treasury shares as of the end of the business year is 91,000 shares. The average during the business year was 92,000 shares.

Consolidated Statement of Changes in Net Assets for the 113th Term

(April 1, 2020 through March 31, 2021)

(units: ¥ million)

	Shareholders’ equity
	Stated capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Opening balance	19,562	12,916	72,188	(791)	103,875
Changes of items during period
Distribution of surplus			(1,019)		(1,019)
Current net income attributable to owners of parent			2,251		2,251
Acquisition of treasury shares				(1)	(1)
Disposal of treasury shares				10	10
Reversal of land revaluation surplus			68		68
Changes of items other than shareholders’ equity during period (net)
Total changes of items during period	―	―	1,300	8	1,309
Closing balance	19,562	12,916	73,489	(783)	105,184

(units: ¥ million)

	Cumulative other comprehensive income					Total net assets
	Net unrealized gains on available-for-sale securities	Net deferred losses on hedging instruments	Land revaluation surplus	Remeasurements of defined benefit plans	Total cumulative other comprehensive income
Opening balance	6,855	(3,670)	2,453	(425)	5,212	109,088
Changes of items during period
Distribution of surplus						(1,019)
Current net income attributable to owners of parent						2,251
Acquisition of treasury shares						(1)
Disposal of treasury shares						10
Reversal of land revaluation surplus						68
Changes of items other than shareholders’ equity during period (net)	5,297	2,145	(68)	1,159	8,534	8,534
Total changes of items during period	5,297	2,145	(68)	1,159	8,534	9,843
Closing balance	12,153	(1,525)	2,385	734	13,747	118,932

Notes to Consolidated Financial Statements

All amounts shown are rounded down to the nearest million yen.

The definitions of “subsidiary” and “subsidiary corporation, etc.” are as provided in Article 2, paragraph (8) of the Banking Act and Article 4-2 of the Order for Enforcement of the Banking Act.

Policy for preparation of consolidated financial statements

(1)  Matters related to the scope of consolidated accounting

(i)	Consolidated subsidiaries and subsidiary corporations, etc. (5 companies)

Aogin Koda Co., Ltd.

Aogin Card Services Co., Ltd.

Aogin Lease, Inc.

Aogin Confidence Guarantee Co., Ltd.

Aomori Creation Partners Co., Ltd.

An absorption-type merger was conducted between the Bank and Aogin Business Service Co., Ltd., with the Bank as the surviving entity and an effective date of April 1, 2020.

(ii)	Non-consolidated subsidiaries and subsidiary corporations, etc.
N/A

(2)  Matters related to the application of the equity method

     N/A

Matters related to accounting policy

(1)  Standards and methods of valuation of trading account securities

Trading account securities are valued by the market value method (the cost of securities sold is determined by the moving average method).

(2)  Standards and methods of valuation of securities

(i)	In terms of securities, bonds that are intended to be held to maturity are valued by the amortized cost method (straight line method), and other securities are valued by the market value method based on the market price, etc. on the closing date, in principle (the cost of securities sold is determined by the moving average method). However, the cost method based on the moving average method is used when the market price is recognized as being extremely difficult to determine.

Valuation differences for other securities are reported directly as a separate component of shareholders’ equity.

(ii)	Securities managed as the trust assets of an independently managed monetary trust whose main purpose is the management of securities are valued by the market value method.

(3)  Standards and methods of valuation of derivatives transactions

Derivatives transactions are valued by the market value method.

(4)  Method of depreciation of fixed assets

(i)	Tangible fixed assets (excluding leased assets)

Depreciation of the Bank’s tangible fixed assets is calculated by the straight line method.

The usable life of principal assets is as follows.

Buildings: 3 to 50 years

Other: 3 to 32 years

Depreciation of tangible fixed assets of consolidated subsidiaries are mainly calculated by the straight line method based on the expected usable life of the asset.

(ii)	Intangible fixed assets (excluding leased assets)

Depreciation of intangible fixed assets is calculated by the straight line method. Depreciation of software for internal use is calculated based on the usable life of the software determined by the Bank and its consolidated subsidiaries (three to five years).

(iii) Leasing assets

Depreciation of leasing assets included under “tangible fixed assets” with regard to finance leases not subject to ownership transfer is calculated by the straight line method where the lease period is the usable life. The residual value is the amount guaranteed based on the residual amount guarantee in the lease agreement, if any. If a residual value guarantee is not provided, the residual value is zero.

(5)  Standards for recording reserve for possible loan losses

The Bank’s reserve for possible loan losses is recorded as follows in accordance with the standards for depreciation and reserves determined in advance.

Claims against a debtor with respect to which bankruptcy, special liquidation, or other legal business failure has arisen (the “Bankrupt Debtor”) and a debtor in equivalent circumstances (the “Substantive Bankrupt Debtor”) are recorded as the remainder after deducting the estimated disposable amount of the security and the estimated recoverable amount based on the guarantee from the book value after direct write-off pursuant to the note at the end of this Paragraph (5). Claims against a debtor who does not currently have a failed business, but is recognized as having a high possibility of being subject to a business failure in the future (the “Potential Bankrupt Debtor”) are recorded as the amount considered necessary upon comprehensive evaluation of the debtor’s ability to pay, which is a portion of the remainder after deducting the estimated disposable amount of the security and the estimated recoverable amount on the guarantee from the claim amount (that remainder, the “Total Unsecured Amount”). Specifically,

(i)	for major debtors whose Total Unsecured Amount is equal to or greater than a certain amount, after estimating the recoverable amount through cash-flow based on comprehensive evaluation of the debtor’s circumstances, the reserve for possible loan losses is recorded as the remainder after deducting that cash-flow from the Total Unsecured Amount (the cash-flow deduction method); and
(ii)	for other debtors, the reserve for possible loan losses is recorded as the amount obtained by multiplying the Total Unsecured Amount by the projected future loss rate calculated based on the past actual loan loss rate, etc. over a certain period.

For other debtors, the amount recorded is mainly the projected loss amount over the subsequent one-year or three-year period, which is calculated using the loss rate based on the average actual past loan losses over a certain period, based on loan losses over a one-year or three-year period.

All claims are assessed first by the sales-related department and then by the asset assessment department based on the self-assessment criteria for assets. The asset auditing division, which is independent of those two departments, also audits the results of the assessments.

Note that for secured or guaranteed claims against the Bankrupt Debtor or the Substantive Bankrupt Debtor, the difference of the claim amount less the assessed value of the security and the recoverable amount of the guarantee is directly written off from the claim amount as the estimated uncollectible amount. That amount is ¥3,364 million.

The reserves for possible loan losses of consolidated subsidiaries are recorded as the necessary amount considering the past actual loan loss rate, etc. for general claims, and as the estimated unrecoverable amount considering the recoverability of the individual claims for doubtful debts and other specific claims.

(6)  Standards for recording reserve for bonuses

In preparation for employee bonus payments, the reserve for bonuses is recorded as the portion of the expected amount to be paid to employees as bonuses that is attributable to this consolidated accounting year.

(7)  Standards for recording reserve for director bonuses

In preparation for director bonus payments, the reserve for directors’ bonuses is recorded as the portion of the expected amount to be paid to directors as bonuses that is attributable to this consolidated accounting year.

(8)  Standards for recording reserve for directors’ retirement benefits

In preparation for the payment of directors’ retirement benefits, the consolidated subsidiaries’ reserve for directors’ retirement benefits is recorded as the amount of payments for directors’ retirement benefits expected to arise by the end of this consolidated accounting year.

(9)  Standards for recording reserve for benefit trust

In preparation for the delivery of shares of the Bank to directors, etc. based on the rules for granting shares, the reserve for benefit trust is recorded as the necessary amount based on the expected amount of benefit trust obligations.

(10) Standards for recording provision for reimbursement of deposits

In preparation for reimbursement requests from depositors for deposits no longer recorded as liabilities, the provision for reimbursement of deposits is recorded as the necessary amount based on the estimated loss from future reimbursement requests.

(11) Accounting treatment for retirement benefits

In calculating retirement benefit obligations, the estimated amount of retirement benefits to be paid is attributed to the period until the end of this consolidated accounting year by the method given in the benefit calculation standards. Profit and loss from actuarial calculation differences are accounted for as follows.

Actuarial calculation differences are prorated by the straight line method over a certain number of years (twelve years) not exceeding the average period of employment remaining for employees in the consolidated accounting year in which the expense arises, and recorded as profit or loss from the next consolidated accounting year.

Consolidated subsidiaries use a simplified method for the calculation of the reserve for retirement benefits and retirement benefit expenses under which the amount of retirement benefits paid for voluntary termination in this business year are treated as part of the retirement benefit obligations.

(12) Standard for converting foreign-denominated assets and liabilities into Japanese currency

The Bank’s foreign-currency denominated assets and liabilities are converted into Japanese yen at the exchange rate on the consolidated closing date.

The foreign-denominated assets and liabilities of consolidated subsidiaries are converted at the exchange rate on their closing dates.

(13) Material hedge accounting methods

(i)	Interest rate risk hedging

The deferral hedge method provided for in Accounting and Auditing Treatment of Application of Accounting Standard for Financial Instruments in Banking Industry (JICPA Industry Committee Practical Guidelines No. 24 of October 8, 2020; the “Industry Committee Practical Guidelines No. 24”) is used as the hedge accounting method for interest rate risk arising from the Bank’s financial assets and liabilities. For hedging transactions that set off market volatility, the effectiveness of the hedge is evaluated by grouping and identifying the hedged deposits, loans and bills discounted, etc. and the interest rate swaps, etc. that are the hedging instruments based on a certain (remaining) period. The effectiveness of hedging transactions that fix cash-flow is evaluated by verifying the correlation between the factors that cause interest rate fluctuations for hedged items and the hedging instruments.

Of the above, Practical Solution on the Treatment of Hedge Accounting for Financial Instruments that Reference LIBOR (ASBJ PITF No. 40 of September 29, 2020) is applied to hedging transactions where a deferred hedge is applied by setting off interest rate swap transactions as the hedging instruments against the market movements of the hedged securities.

(ii)	Exchange rate risk hedging

The deferral hedge method provided for in Accounting and Auditing Treatment of Accounting for Foreign Currency Transactions in the Banking Industry (JICPA Industry Committee Practical Guidelines No. 25 of October 8, 2020; “Industry Committee Practical Guidelines No. 25”) is used as the hedge accounting method for exchange rate risk arising from the Bank’s foreign-currency denominated financial assets and liabilities. The effectiveness of the hedge is evaluated by confirming the existence of the equivalent of the foreign currency position of hedging instruments that are appropriate to the foreign-currency denominated monetary claims and obligations, etc. that are the hedged items, with currency swap transactions and exchange rate swap transactions, etc. for the purpose of offsetting foreign currency risk in foreign-currency denominated monetary claims and obligations, etc. as the hedging instruments.

(14) Accounting treatment for consumption tax, etc.

The accounting treatment for consumption tax and local consumption tax by the Bank and its consolidated subsidiaries is the tax exclusion method.

Principles and procedures of accounting treatment adopted when the relevant accounting standards are unclear

Profit or loss on termination of investment trusts

Profit on the termination of investment trusts is recorded as “interest and dividends on securities” under “interest income” for each stock, while loss on the termination of investment trusts is recorded in net as “other operating expenses.”

Material accounting estimates

The items for which an amount is recorded in the consolidated financial statements based on accounting estimates for this consolidated accounting year and that may have a material effect on the consolidated financial statements for the next consolidated accounting year are as follows. It was assumed that the impact of the COVID-19 pandemic on the economy would continue as before through this consolidated accounting year, and given that the COVID-19 pandemic is still continuing, that assumption has been modified to the effect that it will continue for a further one-year period.

Reserve for possible loan losses

1.   Amount recorded in consolidated financial statements for this consolidated accounting year

Reserve for possible loan losses: ¥8,768 million

2.   Information for understanding the content of material accounting estimates regarding the identified items

(1)  Calculation method

The method of calculating the reserve for possible loan losses is stated in (5) Standards for recording reserve for possible loan losses in Matters related to accounting policy.

(2)   Major assumptions

The major assumptions are the “expected future performance of borrowers in determining debtor category.” The “expected future performance of borrowers in determining debtor category” is established based on separate evaluations of each debtor’s earning capacity, finances, business improvement plan, etc.

(3)   Effect on the consolidated financial statements for the next consolidated accounting year

The impact of the COVID-19 pandemic on the economy is identified as affecting the credit risk of the Bank Group’s loans and bills discounted, etc. to a certain degree. Debtor categories are determined by considering currently available information that affects the estimate. There is uncertainty regarding those assumptions, and it is possible that there will be an increase or decrease in the loss in the next consolidated accounting year due to changes in individual borrowers’ business performance due to the status of the COVID-19 pandemic and its impact on the economy.

Change in indication method

Adoption of Accounting Standard for Disclosure of Accounting Estimates

The Bank has adopted the Accounting Standard for Disclosure of Accounting Estimates (ASBJ Statement No. 31 of March 31, 2020) from the end of this consolidated accounting year, and has included a note regarding material accounting estimates.

Additional information

1.	Accounting estimates other than “material accounting estimates” on items that may affect the financial condition or business performance are determined as follows.

Deferred tax assets

The impact of the COVID-19 pandemic on the economy is identified as affecting expected future taxable income to a certain degree. Future taxable income is calculated by considering currently available information that affects the estimate. The Bank expects stable taxable income every year from the next consolidated accounting year onward, but if there is any change in the status of the COVID-19 pandemic or its impact on the economy, tax costs may increase or decrease due to an increase or decrease in taxable income.

2.	The Bank has adopted the Revised Accounting Standard for Accounting Policy Disclosures, Accounting Changes and Error Corrections (ASBJ Statement No. 24 of March 31, 2020) for the consolidated financial statements as at the end of this consolidated accounting year, and has disclosed the “Principles and procedures of accounting treatment adopted when the relevant accounting standards are unclear.”

3.	Performance-linked stock-based compensation system

(1)  Outline of the transaction

In order to clarify the link between the compensation of the Bank’s directors, etc. and the Bank’s business performance and share price, and to increase the desire of directors, etc. to improve the Bank’s medium- to long-term performance and maximize corporate value, the Bank introduced a performance-linked stock-based compensation system (the “System”).

Under the System, shares of the Bank are acquired by a fund using money provided by the Bank, and shares, etc. of the Bank are delivered to the directors, etc. through the fund based on their individual role, achievement of performance targets, and other factors.

(2)  Shares of the Bank remaining in the fund

Shares of the Bank remaining in the fund are recorded as treasury shares under shareholders’ equity. There are 91,000 such treasury shares as of the end of this consolidated accounting year, with a book value of ¥321 million.

Notes

(Notes on the consolidated balance sheet)

1.	Securities loaned under lending agreements as unsecured loans (bond loan transaction) includes ¥78,452 million in national government bonds recorded under “Securities.”
2.	Loans and bills discounted includes loans to Bankrupt Debtors in the amount of ¥431 million and overdue loans of ¥20,581 million.
Loans to Bankrupt Debtors are loans and bills discounted that were not recorded as accrued interest because there was no prospect of the interest or principal being collected or repaid due to reasons such as principal and interest payments having been in arrears for a significant period (excluding bad debt written off; “Loans Exclusive of Accrued Interest”) and with respect to which an event under Article 96, paragraph (1), item (iii)(a) through (e) or item (iv) of the Order for the Enforcement of the Corporation Tax Act (Cabinet Order No. 97 of 1965) has occurred.

Overdue loans are Loans Exclusive of Accrued Interest, excluding loans and bills discounted to Bankrupt Debtors and loans and bills discounted on which interest is deferred for management restructuring or support of the debtor.

3.   Loans and bills discounted that are overdue by three months or more come to ¥64 million.

Loans and bills discounted that are overdue by three months or more are loans and bills discounted for which the principal and interest payments are in arrears by three months or more from the day after the agreed payment date, and do not constitute loans to Bankrupt Debtors or overdue loans.

4.   The value of restructured loans is ¥3,727 million.

Restructured loans are loans and bills discounted for which a reduction or exemption of interest, extension of interest payments, extension of principal repayments, or abandonment of claim, or other terms favorable to the debtor have been granted for management restructuring or support of the debtor, and that do not constitute loans to Bankrupt Debtors, overdue loans, or loans overdue by three months or more.

5.	The total of loans to Bankrupt Debtors, overdue loans, loans overdue by three months or more, and restructured loans is ¥24,805 million.

The amounts in Paragraphs 2 through 4 above and this Paragraph 5 are amounts before deduction of the reserve for possible loan losses.

6.	Bill discounting is treated as a financial transaction pursuant to Industry Committee Practical Guidelines No. 24. The Bank is entitled to freely dispose of commercial bills so accepted by sale or (re)securitization, but the face value of those bills is ¥1,802 million.

7.   The assets provided as security are as follows.

Assets provided as security

Securities	¥474,714 million
Loans and bills discounted	¥278,879 million

Liabilities corresponding to secured assets

Deposits	¥9,970 million
Guarantee deposit received under securities lending transactions	¥103,423 million
Borrowed money	¥522,500 million

In addition to the foregoing, other assets of ¥20,000 million are provided as security for foreign exchange settlement, etc. transactions.

Other assets include cash collateral paid for financial instruments of ¥2,659 million and guarantees of ¥63 million.

8.	Overdraft agreements and commitment line agreements are agreements under which the Bank promises to lend funds up to a certain limit upon a drawdown request by the customer, unless the customer has breached the terms of the agreement. The undrawn loan amount under those contracts is ¥435,520 million. The amount under those contracts with the original agreement period ending within one year or that can be terminated unconditionally at will is ¥424,583 million.

Because many of those agreements end without the loan amount being drawn down, the undrawn loan amount does not necessarily affect the future cash flow of the Bank and its consolidated subsidiaries. Many of those agreements include clauses to the effect that, if a change in financial conditions, preservation of claims, or a similar event occurs, the Bank and its consolidated subsidiaries may refuse to advance the requested funds or reduce the maximum contracted amount. In addition, the Bank and its consolidated subsidiaries demand real estate, securities, or other collateral as necessary when entering into the agreement, and after entering into the agreement, the Bank and its consolidated subsidiaries periodically track customers’ circumstances based on internal procedures established in advance and review the agreements, take measures to preserve their credit, and the like as necessary.

9.	The Bank revalues its land for business purposes in accordance with the Act on Revaluation of Land (Act No. 34 of March 31, 1998) and records the amount equivalent to tax payable on the revaluation difference as a liability under “Deferred tax liabilities for land revaluation,” and records the amount less that liability as a net asset under “Land revaluation surplus.”

Date of revaluation: March 31, 2001

Method of revaluation specified in Article 3, paragraph (3) of the Act on Revaluation of Land

Calculations are made based on the value calculated using the method for calculating land value determined and published by the Commissioner of the National Tax Agency provided for in Article 2, item (iv) of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998), which is the basis of the calculation of taxable value for the purpose of land tax provided for in Article 16 of the Land Value Tax Act (Act No. 69 of 1991), with reasonable adjustments for land shape, corner lots, small entrances, and the like.

Difference between the total market value as of the end of this consolidated accounting year of land for business purposes revalued by the method specified in Article 10 of the Land Value Tax Act and the total book value of that land after revaluation: ¥5,585 million

10. Cumulative depreciation of tangible fixed assets	¥27,883 million
11. Reduction entry of tangible fixed assets	¥1,348 million
12.	Of the bonds recorded under “Securities,” the value of guarantee obligations with respect to bonds arising from the private placement of securities (Article 2, paragraph (3) of the Financial Instruments and Exchange Act) is ¥18,790 million.

(Notes on the consolidated statement of income)

1.     “Other ordinary income” includes gain on sale of equity of ¥1,002 million.

2.     “Other ordinary expenses” includes loss on sale of equity of ¥25 million and amortization of equity of ¥459 million.

3.	When calculating impairment loss, the Bank groups commercial stores on the basic unit of one store (for commercial groups that collaborate on operations, the unit is the group), and other recreational facilities on the basis of independent units, for the purpose of management accounting. The head office, administrative center, company housing and dormitories within Aomori prefecture, and employee welfare facilities are considered shared assets as they do not produce independent cash flows.

As a result, impairment loss is calculated as follows for assets for which there is no prospect of recovering the investment due to a reduction in cash flow from reduced operating profit or due to a continued decrease in land value.

Region	Main purpose	Type	Impairment loss
In Aomori prefecture	Commercial stores, etc.	Land and buildings (8 locations)	¥148 million
	Recreational facilities	Land and buildings (3 locations)	¥88 million
Outside Aomori prefecture	Commercial stores, etc.	Land and buildings (2 locations)	¥7 million
Total: ¥244 million (inc. buildings: ¥49 million) (inc. land: ¥194 million)

The recoverable amount of asset groups is measured by net sales value, after deducting the expected cost of disposal from the amount evaluated pursuant to the Real Estate Appraisal Standards (amended July 3, 2002 by the Ministry of Land, Infrastructure, Transport and Tourism).

(Notes on the consolidated statement of changes in net assets)

1.       Matters related to the class and number of issued shares and the class and number of treasury shares

(units: thousand shares)

	Number of shares as of the start of this consolidated accounting year	Increase in shares during this consolidated accounting year	Decrease in shares during this consolidated accounting year	Number of shares as of the end of this consolidated accounting year	Remarks
Issued shares
Common stock	20,512	―	―	20,512
Total	20,512	―	―	20,512
Treasury shares
Common stock	223	0	2	220	Notes 1, 2, and 3
Total	223	0	2	220

Note 1. Treasury shares of common stock include 94,000 shares held by the director compensation BIP trust as of the start of this consolidated accounting year, and 91,000 shares as of the end of this consolidated accounting year.

2.       The increase in treasury shares of common stock is due to the acquisition of shares of less than one unit.

3.       The decrease in treasury shares of common stock is due to the delivery of shares of the Bank held by the director compensation BIP trust.

2.       Matters related to dividends

(1)       Dividends paid during this consolidated accounting year

(Resolution)	Share class	Total dividends	Dividends per share	Record date	Effective date
June 25, 2020 Ordinary General Meeting of Shareholders	Common stock	¥509 million	¥25.0	March 31, 2020	June 26, 2020
November 13, 2020 Board of Directors meeting	Common stock	¥509 million	¥25.0	September 30, 2020	December 10, 2020
Total		¥1,019 million

Note 1. The total amount of dividends resolved at the ordinary general meeting of shareholders held on June 25, 2020 and paid includes ¥2 million of dividends to shares of the Bank held by the director compensation BIP trust.

2.	The total amount of dividends resolved at the board of directors meeting held on November 13, 2020 and paid includes ¥2 million of dividends to shares of the Bank held by the director compensation BIP trust.

(2)      Dividends with a record date that falls within this consolidated accounting year, but with an effective date after the last day of this consolidated accounting year

The following matters related to dividends on common stock will be proposed as an agenda item at the ordinary general meeting of shareholders to be held on June 24, 2021.

(i) Total dividends	¥509 million
(ii) Dividends per share	¥25.0
(iii) Record date	March 31, 2021
(iv) Effective date	June 25, 2021

The dividends are to be financed by retained earnings.

(Notes on financial instruments)

1.    Matters related to the status of financial instruments

(1)  Policy for handling financial instruments

The Bank Group’s main business is its banking business, but it also engages in leasing business, credit card business, and other financial services business. The Bank Group holds financial assets including loan claims against individuals and corporations, lease claims, and investment securities, and it also holds financial liabilities from financing by direct methods such as accepting deposits, issuing corporate bonds, and liquidating claims, and indirect methods such as bank lending.

Because the Bank mainly holds financial assets and financial liabilities that are affected by interest rate changes in this way, the Bank conducts asset/liability management (ALM), as part of which it conducts derivatives transactions.

The Bank also conducts derivatives transactions to avoid exchange rate risk from foreign-denominated assets such as foreign-denominated bonds, and foreign-denominated liabilities such as foreign currency deposits, which are exposed to exchange rate risk, and it conducts derivatives transactions for the purpose of short-term trading profits.

(2)  Description of financial instruments and related risks

The financial assets held by the Bank Group are mainly loans and bills discounted to businesses and individuals in Japan, which are exposed to credit risk if the customer does not perform the agreement, and the risk of interest rate changes. As of the consolidated closing date, the majority of loans and bills discounted are made to counterparties within Aomori prefecture, which may cease to perform their obligations in accordance with the agreement terms if there is a change in the economic environment in Aomori prefecture.

The Bank Group holds investment securities consisting mainly of bonds, shares, and investment trusts, as available for sale securities, securities held to maturity, or other securities. Those securities are exposed to credit risk with respect to the issuers and the risk of interest rate changes and market price fluctuation risk. Foreign-denominated financial instruments are also exposed to the risk of exchange rate fluctuations.

Borrowings, bonds payable, and short-term financing from the finance markets are exposed to liquidity risk in the event that the Bank Group is unable to pay by the due date, due to the Bank Group being unable to access the market under certain circumstances.

The Bank Group’s derivatives transactions include interest rate swaps, currency swaps, and exchange forward contracts for the purpose of hedging risk with respect to the Bank’s assets, exchange forward contracts with counterparties for the purpose of meeting customer needs, and bond futures contracts for the purpose of securing profit and short-term trading profits.

The Bank applies hedge accounting to the risk of interest rate fluctuations with respect to hedged securities, with interest rate swaps conducted for risk hedging purposes as the hedging instruments. The effectiveness of hedging is considered to be high, because the hedge is specified such that the material terms of the hedged items and the hedging instruments are almost identical. This fact is used in lieu of any effectiveness evaluation.

The Bank applies hedge accounting to the risk of exchange rate fluctuations with respect to foreign-denominated monetary claims and obligations, etc. as the hedged items, with currency swaps conducted for the purpose of avoiding exchange rate risk as the hedging instruments. The effectiveness of the hedge is evaluated by confirming the existence of the equivalent of the foreign currency position of hedging instruments that are appropriate to the foreign-denominated monetary claims and obligations, etc. that are the hedged items.

The derivatives transactions used by the Bank carry market risk and credit risk. Market risk is the risk that the value of the Bank’s position will change due to changes in interest rates, the prices of securities and the like, exchange rates, and other market risk factors, giving rise to a loss. Credit risk is the risk that the value of the Bank’s position will decrease or be eliminated due to counterparties’ non-performance of obligations and other factors, giving rise to a loss. Because the Bank only conducts derivatives transactions with highly creditworthy financial institutions, its credit risk is deemed to be almost nonexistent.

(3)  Risk management system for financial instruments

(i)   Management of credit risk

The Bank Group has developed and operates a credit management system for loans and bills discounted, including credit assessment for individual matters, credit limits, credit information management, credit rating, setting of guarantees and collateral, and handling of problematic claims, in accordance with the Bank’s credit policy, Credit Risk Management Rules, and other regulations. Credit management is conducted by the individual sales offices and the Credit Supervisions Division, and is deliberated by and reported to the Executive Committee and the Board of Directors as necessary. The Auditing Division audits the status of self-assessment.

The Treasury & International Division and the Risk Administration Division manage credit risk with respect to the issuers of securities and counterparty risk with respect to derivatives transactions by periodically confirming the credit information and market value.

(ii)   Management of market risk

The Bank Group manages the risk of interest rate fluctuation through the Bank’s ALM. The Market Risk Management Rules, etc. set out the details of matters such as the risk management methods and procedures, and the Risk Administration Division comprehensively tracks the interest periods of financial assets and liabilities daily, and conducts monitoring by gap analysis, interest rate sensitivity analysis, VaR (Value at Risk), and other methods. The ALM/Profit Management Committee also tracks and confirms the implementation status on a monthly basis and deliberates future approaches, and reports the results to the Executive Committee and to the Board of Directors as necessary.

The Bank manages its effective net position with respect to the risk of exchange rate fluctuations.

The Bank manages price fluctuation risk with respect to securities investments pursuant to the Market Risk Management Rules by measuring VaR based on a certain holding period and the confidence interval, and monitoring whether the risk level is within a certain amount of equity capital. This information is reported to management via the Risk Administration Division.

VaR with respect to “Securities,” “Loans and bills discounted,” and “Deposits,” is calculated using the delta method (holding period: three months; confidence interval: 99%; observation period: one year), and the Bank’s overall market risk (estimated loss) was ¥16,933 million as of March 31, 2021 (i.e., the closing date of this consolidated accounting year).

The Bank backtests VaR with a holding period of one day by comparing the VaR produced by the model with the variation in the current price. Backtesting was conducted 250 times in this consolidated accounting year, and there was one case of excess, which indicates that the Bank’s measurement model supplements market risk with a sufficient level of precision.

However, VaR measures market risk with a certain likelihood of occurrence as a result of statistical calculation based on past market movements, and may not supplement risk in a situation where the market environment changes drastically in a way that could not ordinarily be expected.

(iii)  Management of liquidity risk with respect to financing

The Bank Group manages liquidity risk by means such as diversifying its financing methods and balancing short-term and long-term financing with reference to the market environment.

(4)  Supplementary information on matters related to market value, etc. of financial products

The market value of financial instruments includes the price based on the market price or a price calculated on a reasonable basis if no market price exists. This amount is calculated based on certain assumptions that would result in a different price if those assumptions were changed.

2.   Matters related to market value, etc. of financial instruments

The amount recorded in the consolidated balance sheet and the market value as at March 31, 2021, and the difference between those two amounts, are as follows. Items determined to be of low importance and unlisted shares, etc. for which the market value is extremely difficult to determine are not included in the following table (see Note 2).

(units: ¥ million)

	Amount recorded in the consolidated balance sheet	Market value	Difference
(1) Cash and due from banks	878,246	878,246	―
(2) Securities
Bonds held to maturity	248,300	248,665	364
Other securities	586,639	586,639	―
(3) Loans and bills discounted	1,842,002
Reserve for possible loan losses (*1)	(7,858)
	1,834,143	1,840,499	6,356
Total assets	3,547,330	3,554,051	6,721
(1) Deposits	2,711,876	2,711,883	7
(2) Negotiable certificates of deposit	171,783	171,783	―
(3) Guarantee deposit received under securities lending transactions	103,423	103,423	―
(4) Borrowed money	530,586	530,586	―
Total liabilities	3,517,668	3,517,676	7
Derivatives transactions (*2)
Hedge accounting not applied	<77>	<77>	―
Hedge accounting applied (*3)	<2,191>	<2,191>	―
Total derivatives transactions	<2,268>	<2,268>	―

(*1） The general reserve for possible loan losses and individual reserves for possible loan losses corresponding to loans and bills discounted have been deducted.

(*2） Derivatives transactions recorded as other assets and liabilities are displayed together.

The net claims and liabilities arising from derivatives transactions are displayed as the net amount, and if the net total is a liability, the amount is displayed in angle brackets (i.e. < >).

(*3） The hedging instrument specified for setting off the market volatility of securities as the hedged item are interest rate swaps, with deferral hedge accounting applied. The Practical Solution on the Treatment of Hedge Accounting for Financial Instruments that Reference LIBOR (ASBJ PITF No. 40 of September 29, 2020) applies with respect to those hedging transactions.

(Note 1) Method of calculating the market value of financial instruments

Assets

(1)    Cash and due from banks

For obligations due from banks with no maturity date, the market value is similar to the book value. Therefore, the book value is used in place of the market value. For obligations due from banks with a maturity date, because the remaining period is short (one year or less) and the market value is similar to the book value, the book value is used in place of the market value.

(2)    Securities

The exchange price is used for shares, and the exchange price or the price offered by a trading financial institution is used for bonds. For investment trusts, the published standard price is used.

Privately placed bonds that the Bank guarantees are categorized based on the form of guarantee and the internal rating, and period, and the market value is calculated by discounting the total principal and interest by the expected interest rate if there was a similar new issuance. For privately placed bonds of the Potential Bankrupt Debtor that the Bank guarantees, the market value is the book value less the individual reserves for possible loan losses.

(3)    Loans and bills discounted

Loans and bills discounted with floating interest rates are recorded with the book value as the market value because, due to the rapid reflection of market interest rates, the book value is similar to the market value as long as the credit status of the borrower has not changed significantly since the loan was made. Fixed-interest loans are categorized based on the type of loans and bills discounted and the internal rating, preservation ratio, and period, and the market value is calculated by discounting the total principal and interest by the expected interest rate if similar new lending was conducted. If the remaining period is short (one year or less), the market value is similar to the book value, so the book value is used in place of the market value.

Claims against Bankrupt Debtors, Substantive Bankrupt Debtors, and Potential Bankrupt Debtors are recorded with the amount of the claims, etc. recorded in the consolidated balance sheet as of the consolidated closing date less the recorded amount of reserve for possible loan losses as the market value because, due to the expected amount of loan losses being calculated based on the recoverable amount of the collateral and guarantees, that amount is similar to the market value.

Loans and bills discounted that are limited to the amount of collateral assets or have other special characteristics due to which a repayment date is not set are recorded with the book value as the market value, because the market value is similar to the book value due to the expected repayment period, interest rate conditions, and other factors.

Liabilities

(1)    Deposits, and (2) Negotiable certificates of deposit

For demand deposits, the amount payable in the event that a demand is made on the consolidated closing date (book value) is deemed to be the market value. The market value of term deposits is calculated as the current value of discounted future cash flow after categorization based on the set periods. The discount rate is the interest rate used when accepting new deposits. If the remaining period is short (one year or less), the market value is similar to the book value, so the book value is used in place of the market value.

(3)    Guarantee deposit received under securities lending transactions

Because the remaining period is short (one year or less) and the market value is similar to the book value, the book value is used in place of the market value.

(4)    Borrowed money

If the remaining period is short (one year or less), the market value is similar to the book value, so the book value is used in place of the market value. If the remaining period is more than one year, the present value is calculated by discounting the total principal and interest for the relevant borrowed money categorized based on the periods by the expected interest rate for similar borrowings.

Derivatives transactions

Derivatives transactions comprise interest-related transactions (interest rate futures, interest rate options, interest rate swaps, etc.), currency-related transactions (currency futures, currency options, currency swaps, etc.), and bond-related transactions (bond futures, bond options, etc.), the value of which is calculated based on the exchange price, the discounted present value, the option price calculation model, and other means.

(Note 2) Financial instruments with a market value that is extremely difficult to determine are recorded on the consolidated balance sheet as follows, and are not included in “Assets (2) Other securities” in the market value data for financial instruments.

(units: ¥ million)

Category	Amount recorded in the consolidated balance sheet
(i) Unlisted shares (*1)	1,649
(ii) Unlisted foreign shares (*1)	0
(iii) Investments in associations (*2)	554
(iv) Other	103
Total	2,307
(*1)	Because unlisted shares and unlisted foreign shares do not have a market price and the market value is extremely difficult to determine, the market value is not recorded.
(*2)	For investments in associations where the assets of the association consist of unlisted shares or other assets for which the market value is extremely difficult to determine, the market value is not recorded.

(Note 3) Amount of monetary claims and securities with a maturity date expected to be repaid after the consolidated closing date

(units: ¥ million)

	Within one year	More than one year and within five years	More than five years and within ten years	More than ten years
Due from banks	840,805	―	―	―
Securities (*1)	136,164	313,427	178,945	154,797
Bonds held to maturity	21,338	150,735	73,522	2,739
Other securities with a maturity date	114,825	162,691	105,422	152,058
Loans and bills discounted (*2)	354,031	651,401	374,710	400,618
Total	1,331,001	964,828	553,655	555,415

(*1) Because the securities indicates the amount of principal anticipated to be repaid, it is not the same as the amount recorded in the consolidated balance sheet.

(*2) Loans and bills discounted does not include ¥20,990 million in claims against Bankrupt Debtors, Substantive Bankrupt Debtors, and Potential Bankrupt Debtors and other claims with no expectation of repayment, or ¥40,250 million in claims with no fixed term.

(Note 4) Amount of borrowed money and other interest-bearing liabilities expected to be repaid after the consolidated closing date

(units: ¥ million)

	Within one year	More than one, within five years	More than five, within ten years	Over ten years
Deposits (*)	2,633,041	77,912	922	―
Negotiable certificates of deposit	171,633	150	―	―
Guarantee deposit received under securities lending transactions	103,423	―	―	―
Borrowed money	244,786	285,800	―	―
Total	3,152,884	363,862	922	―

(*) Demand deposits, etc. under deposits are disclosed under “Within one year”

(per share)

Net assets per share	¥5,861.28
Current net income per share attributable to owners of parent	¥110.98

Note The shares of the Bank held by the director compensation BIP trust recorded as treasury shares under shareholders’ equity are included in the treasury shares deducted from the calculation of the number of shares as of the end of the business year and the average number of shares during the business year for the purpose of calculating the net assets per share and current net income per share attributable to owners of parent.

The number of deducted treasury shares as of the end of the fiscal period is 91,000 shares. The average during the period was 92,000 shares.